Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Gray Television, Inc. 2007 Long Term Incentive Plan and Gray Television Capital Accumulation Plan of our report dated March 14, 2007 relating to our audits of the consolidated financial statements, financial statement schedule and internal control over financial reporting of Gray Television, Inc. for the year ended December 31, 2006 which appears in the Annual Report on Form 10-K of Gray Television, Inc. for the year ended December 31, 2006.
/s/ MCGLADREY & PULLEN, LLP
Ft. Lauderdale, Florida
June 4, 2007